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                                                       Exhibit 10.10



REDISTRIBUTION AGREEMENT

        This Agreement is made as of November 1, 1996 between RELCO Corp. d/b/a NexDay USA ("NexDay") and Cragar Industries, Inc. ("Manufacturer").

WHEREAS, Manufacturer desires for NexDay to purchase, store, handle and redistribute for Manufacturer from time to time, certain of Manufacturer's goods pending sale of the goods to Manufacturer's customers; and

WHEREAS, NexDay is willing to so purchase, store, handle and redistribute such goods, upon the terms and conditions set forth herein;

NOW THEREFORE, the parties agree as follows:

        1. Covered Goods. This Agreement shall apply to all goods of Manufacturer purchased by NexDay at the request of the Manufacturer from time to time during the term of this Agreement. The specific goods to be purchased are set forth on Exhibit A attached hereto.

        2. Covered Services and Charges. The services to be performed by NexDay and the fees, expenses and other charges to be due from time to time from Manufacturer to NexDay for such services are set forth on Exhibit A attached hereto and elsewhere in this agreement. For purposes of this Agreement, including Exhibit A, the following definitions shall apply:

        "Value" of any item of goods means Manufacturer's wholesale selling price of the goods.

        "Handling" means receiving goods from Manufacturer at the warehouse door, checking-in the goods and placing the goods in storage. All charges for Handling are per package, piece or other unit specified on Exhibit A, or a percentage of Value as specified on Exhibit A. In addition to a charge for Handling, Manufacturer shall pay a reasonable charge for (i) any loading and unloading by NexDay of trucks, rail cars and other delivery vehicles not at the warehouse door and (ii) any handling of damaged goods. All Handling charges accrue upon the date that NexDay accepts care, custody and control of the goods, regardless of unloading date or date of issue of any NexDay receipt or acknowledgment.

        "Storage" means keeping the goods in storage pending redelivery to Manufacturer or shipping to Manufacturer's customers.

                (a) Unless Exhibit A sets forth a Storage charge per package, piece or other unit, there shall be no charges for Storage so long as

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        Manufacturer's average quantity of goods purchased under this Agreement for each 12 month period (or shorter period if the term of this Agreement ends other than on the anniversary of this Agreement) turns over at the annual turnover rate specified on Exhibit A. If such turnover rate is not achieved, there shall be a Storage charge equal to the difference between aggregate amount of charges that NexDay would have charged for all services under this Agreement if such turnover rate had been achieved, and the aggregate amount of charges that NexDay did charge for all services under this Agreement. NexDay shall compute the amount (if any) of such Storage charges upon each anniversary of this Agreement and upon any termination of the term of this Agreement.

             (b) If Exhibit A sets forth a Storage charge per package, piece or other unit, such Storage charges begin upon the date that NexDay accepts care, custody and control of the goods, regardless of unloading date or date of issue of any NexDay receipt or acknowledgment. Except as otherwise set forth on Exhibit A, a full month's Storage charge will apply on all goods received between the first and the 15th, inclusive, of a calendar month; one-half month's Storage charge will apply on all goods received between the 16th and last day, inclusive, of a calendar month; and a full month's storage charge will apply to all goods in storage on the first day of a calendar month.

        "Redistribution" means processing shipping orders to Manufacturer's customers, picking the goods, boxing the order, applying a personalized label/packing slip (other than Custom Labeling) and invoice/COD tag, and delivering the order to the carrier for shipping to the customer. All charges for Redistribution are per package, piece or other unit as specified in Exhibit A or a percentage of value as specified on Exhibit A. Unless otherwise specified on Exhibit A or if Custom Labeling applies, all packaging materials and labels shall be supplied by NexDay at its expense.

        "Shipping Expenses" means the standard shipping fees and expenses chargeable by the specified carrier.

        "Returns and Warranty Processing" means receiving goods from Manufacturer's customers at the warehouse door, checking-in the goods, limited visual inspection, re-boxing of sellable product and labeling of warranty pieces for Manufacturer's inspection. All charges for Returns and Warranty Processing are per piece or as otherwise specified on Exhibit A. Such charges accrue upon the date that NexDay accepts care, custody and control of the goods, regardless of unloading date or date of issue of any NexDay receipt or acknowledgment. If NexDay is not to provide Returns and Warranty Processing, Manufacturer shall be solely responsible therefor.

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        "Customer Order Taking" means Manufacturer's customers directly contacting NexDay for product, nearest dealer or other information or to place purchase orders. All charges for Customer Order Taking are per contact or as otherwise specified on Exhibit A. NexDay shall have no credit risk on any purchase orders taken by it. If NexDay is not to provide Customer Order Taking, Manufacturer shall be solely responsible therefor.

        "Inventory Management/Replenishing" means regular reordering of stock of goods from Manufacturer to maximum inventory levels. All charges for Inventory Management are as specified on Exhibit A. If Manufacturer is allowed access to NexDay's automated inventory management system, NexDay shall have the right to deny or limit further access by Manufacturer at any time. If NexDay is not to provide Inventory Management/Replenishing, Manufacturer shall be solely responsible therefore.

        "Repackaging" means repackaging goods into individual shipping cartons. All charges for Repackaging are per piece or as otherwise specified on Exhibit
A. If NexDay is not to provide Repackaging, Manufacturer shall be solely responsible therefor.

        "Custom Labeling" means applying a special label, other than that which is produced by NexDay's standard automatic equipment, bearing Manufacturer's name and address as the shipper, and requiring special design, printing or handling. All charges for Custom Labeling shall be per label or as otherwise specified on Exhibit A.

        3. Term. Term of this Agreement shall commence November 1, 1996, and shall continue until 90 days after either party gives written notice of termination to the other party. In addition, NexDay may terminate the term of this Agreement upon (i) the failure of Manufacturer to pay NexDay any amount due hereunder within 30 days after the date payment is due, or (ii) the filing of any bankruptcy or insolvency proceeding with respect to Manufacturer.

        4. Warehouse Locations. After consultation with NexDay and subject to any restrictions contained in applicable warehouse leases, Manufacturer shall determine which of NexDay's distribution locations are to be used to serve Manufacturer's customers and shall give written notice of such determination (and any charges) to NexDay at least 30 days prior to the delivery of any goods to each such location. In the event the Manufacturer elects to move its inventory from one NexDay warehouse location to another, or to any other location at its discretion, Manufacturer agrees to pay all shipping and handling charges incurred.

        5. Inventory Levels. Subject to any Inventory Management/Replenishing services to be provided by NexDay, Manufacturer


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shall determine the amount and mix of its goods to be kept in inventory at each of NexDay's distribution locations and shall give written notice of such determination (and any changes) to NexDay at least 30 days prior to the effective date thereof.

        6. Ownership of Inventory. NexDay shall retain ownership and full risk of loss over all of the goods purchased at the request of Manufacturer. In the event of termination of this agreement by either party, Manufacturer agrees to repurchase, within 90 days of written notification by NexDay, all inventories purchased at their request for the purposes outlined in this agreement. The repurchase price will be the current purchase price of the goods from the Manufacturer.

        7. Inventory Finance Charge. Manufacturer shall pay an inventory financing service fee for all inventory purchased by NexDay at Manufacturer's request. The fee will be charged at the end of each calendar quarter and will be based upon the value of the aggregate average inventory in all NexDay warehouse locations for the preceeding three months. The interest rate will be the current Prime Lending Rate plus one percent as reported in the Wall Street Journal on the last business day of the calendar quarter.

        8. Insurance. The purchased goods shall be insured by NexDay against loss or injury however caused.

        9. Inventory Counts and Variances.

        (a) NexDay shall prepare and deliver to Manufacturer an annual inventory count of goods in NexDay's inventory that are subject to the terms and conditions specified herein.

        10. Shipment to NexDay.

        (a) All goods for storage shall be delivered at the warehouse properly marked and packaged for Handling. Manufacturer shall furnish NexDay, at or prior to such delivery, a manifest showing marks, brands or sizes to be kept and accounted for separately, and the services desired consistent with Exhibit A.

        (b) Manufacturer shall supply NexDay with (i) material safety data sheets on all goods that may constitute "hazardous or toxic materials," (ii) all documentation necessary to obtain hazardous or toxic material surcharge waivers from shippers, and (iii) technical and engineering support to satisfy NexDay's insurers and local fire safety officials to the risks of handling and storing Manufacturer's goods. Manufacturer shall indemnify and hold NexDay harmless from and against any and all liability, damage, loss or expense (including, without limitation, reasonable attorneys fees) the NexDay may suffer or incur in connection with any services it may perform under this


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Agreement with respect to any goods that may constitute "hazardous or toxic materials."

        11.  Delivery Requirements.

        (a) No goods shall be delivered or transferred out except upon receipt by NexDay of complete instructions properly signed by Manufacturer, or if Customer Order Taking is provided by NexDay, upon receipt by NexDay of the customer's purchase order. However, goods may be delivered or transferred out upon instructions by telephone in accordance with a prior written authorization, but NexDay shall not be responsible for loss or error occasioned thereby. If orders or instructions are received by NexDay by 3:00 p.m. local warehouse time, on a business day, for goods to be shipped by U.P.S., the order will be shipped that same day. If the orders or instructions are received by NexDay after 3:00 p.m. local warehouse time or if the orders or instructions are for goods to be shipped other than U.P.S., the order will be shipped on the next business day. Weekends and holidays are not business days even if the warehouse is open.

        (b) When goods are ordered out, a reasonable time shall be given NexDay to carry out the instructions, and if NexDay is unable because of acts of God, war, public enemies, seizure under legal process, strikes, lockouts, riots and civil commotion, or any reason beyond NexDay's control, or because of loss or destruction of goods for which NexDay is not liable, or because of any other excuse provided by law, NexDay shall not be liable for failure to carry out such instructions, and goods remaining in storage will continue to be subject to regular Storage charges.

        (c) COD shipments can be sent by NexDay to Manufacturers customers. If NexDay ships COD using Manufacturer's shipping contract, shipper will forward all collected funds direct to Manufacturer. If COD shipments are made using NexDay's shipping contract, funds will be collected from the shipper and remitted to the manufacturer weekly along with a ledger confirming each transaction. If "Will Call" CODs occur at a NexDay Warehouse location, collected funds will be forwarded to the NexDay home office for inclusion in the next weekly remittance to the manufacturer. NexDay assumes no financial responsibility whatsoever for COD checks that it collects on manufacturer's behalf that are dishonored or uncollectible for any reason.

        12. No Negotiable Warehouse Receipts. No receipt or acknowledgement that may be issued by NexDay to Manufacturer regarding goods received by NexDay from Manufacturer shall be or constitute a negotiable warehouse receipt.


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        13.  Payment Terms.

        (a) On or about the last day of each calendar month, NexDay shall issue an invoice to Manufacturer for amounts due to NexDay hereunder through the 25th day of each month. Each such invoice shall be due and payable in full by the 10th day of the next calendar month. Failure of NexDay to include any charge in a timely manner on an invoice shall not preclude inclusion of the charge on a subsequent invoice.

        (b) Invoices submitted to Manufacturer for payment by NexDay will contain the wholesale value of the goods shipped, the freight cost to manufacturer's customer, if applicable, and the fees specified on Exhibit A.

        (c) An interest charge of 1-1/2% per month shall be assessed and payable on the entire unpaid balance of any amount which remains unpaid for 30 days or more after the due date thereof.

        (d) If Manufacturer is delinquent by more than 30 days on any amounts due NexDay, NexDay may refuse to deliver any goods until all such amounts are paid.

        14. Moves by NexDay. NexDay reserves the right to move, at its expense, 14 days after notice is sent to Manufacturer, any goods in storage from the warehouse in which they may be stored to any other of NexDay's warehouses. NexDay may, at any time at its expense and without notice, move goods within the warehouse in which they are stored.

        15. Miscellaneous. This Agreement (i) constitutes the entire agreement of the parties with respect to the subject matter hereof, (ii) may be amended or supplemented only in writing signed by both parties, (iii) shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, and (iv) shall be governed by and construed in accordance with the laws of Kansas. Manufacturer shall not have the right to assign this Agreement or any part hereof without the prior written consent of NexDay. NexDay shall have the right to assign this Agreement or any part hereof to any other entity owned or controlled by RELCO Corp. The exclusive venue and jurisdiction for all litigation between the parties relating to this Agreement shall be in the District Court of Johnson County, Kansas or the United States District Court, District of Kansas and the parties voluntarily submit themselves to the jurisdiction of such courts and waive any objection to venue or jurisdiction in such courts.


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NEXDAY:                                 MANUFACTURER:

RELCO CORP. d/b/a NexDay USA            Cragar Industries, Inc.


By /s/ Michael G. Burroughs             By /s/ Michael Hartzmark
   -----------------------------           -----------------------------

Name:  Michael G. Burroughs             Name:  Michael Hartzmark

Title: VP, Specialized Services         Title: President/CEO

Date      11/7        , 1996             Date      11/7        , 1996
     ---------------                          ----------------

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